UNITED STATES
               SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549

                           FORM 12b-25

                   NOTIFICATION OF LATE FILING

                 Commission File Number 333-31238

(Check One):

[ ] Form 10-K and Form 10-KSB [ ] Form 11-K  [ ] Form 20-F
[X] Form 10-Q and Form 10-QSB [ ] Form N-SAR

For Period Ended:  September 30, 2003
______________________________________________________________________________

[ ] Transition Report on Form 10-K and Form 10-KSB
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[X] Transition Report on Form 10-Q and Form 10-QSB
[ ] Transition Report on Form N-SAR

For the Transition Period Ended
______________________________________________________________________________

Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: N/A

______________________________________________________________________________

                                 PART 1
                         REGISTRANT INFORMATION


Full Name of Registrant:   TOO GOURMET, INC.
                           -----------------
Former Name if Applicable:

Address of Principal Executive Office

                          c/o Bryan Cave LLP
                     2020 Main Street, Suite 600
                    ---------------------------------
                           Street and Number

                          Irvine, CA  92614
                        ----------------------
                       City, State and Zip Code


______________________________________________________________________________





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                              PART II
                       RULES 12B-25(b) AND (c)


    If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to RULE 12b-25(b), the following should be completed. (Check box if appropriate)


           (a)     The reasons described in reasonable detail in
                   Part III of this form could not be eliminated without unreasonable effort or expense;

[X]        (b)     The subject annual report, semi-annual report,
                   transition report on Form 10-K, Form 20-F, 11-K,
                   Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

           (c) The accountant's statement or other exhibit required by RULE 12b-25(c) has been attached if applicable.



                              PART III
                             NARRATIVE


    State below in reasonable detail the reasons why the Form 10-K and Form 10-KSB, 11-K, 20-F, Form 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period. (Attach extra sheets if needed)

    The Quarterly Report on Form 10-QSB for the period ended September 30, 2003, could not be filed within the prescribed period because the Company requires additional time to prepare its financial statements to allow for the inclusion of reviewed financial information and for the inclusion of filings related to the transactions referenced in the company's Current Report on form 8-K filed with the Commission on November 5, 2003, and its
Schedule 14f-1 filed with the  Commission on November 7, 2003.


(1) Name and telephone number of person to contact in regard to this notification


   Harrysen Mittler	           (416)           405-9987
______________________________________________________________________________
      (Name)                    (Area Code)   (Telephone Number)


(2) Have all other periodic reports required under Section 12 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed?
If the answer is no, identify report(s).

                          [X] Yes [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                          [ ] Yes [X] No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.





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                       TOO GOURMET, INC.
               ---------------------------------
          (Name of Registrant as Specified in Charter)

     Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.



Date: November 14, 2003
                                   By: /s/ Harrysen Mittler
                                   -----------------------------
                                   Harrysen Mittler
                                   Chief Executive Officer


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.




                        ATTENTION

	Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).




















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